                                                                      EXHIBIT 99


PRESS RELEASE
OCTOBER 25, 2000

WILLIAMS COMMUNICATIONS' STRONG NETWORK EXECUTION DRIVES RECORD THIRD QUARTER REVENUE

TULSA, Okla. - Williams Communications Group, Inc. (NYSE:WCG) today reported record unaudited third-quarter revenues of $533.8 million, including record network services revenue of $178.2 million. Recurring domestic network services revenue, which excludes dark fiber sales and revenue from PowerTel, increased 32 percent compared with the second quarter of 2000 and 121 percent from the third quarter of 1999. This significant improvement was driven by record usage of fiber-optic capacity on Williams' next-generation long-distance network as it approaches completion at the end of 2000.

Consolidated EBITDA in the third quarter improved substantially to a $16.9 million loss, compared with a $33.6 million loss in the second quarter of 2000. Net loss available to common stockholders on a consolidated basis was $150.5 million or 32 cents per share.

"Williams Communications is successfully executing and delivering on our plan to provide the most efficient, innovative, scalable network services in North America - a full year ahead of schedule," said Howard E. Janzen, president and chief executive officer of Williams Communications. "Our customers recognize Williams' commitment to execute and deliver unparalleled broadband capacity, superior customer service and local-to-global network reach.

"By outsourcing to Williams, service providers gain the reliability, flexibility and scalability of our highly-efficient, all-optical network and reduce their overall capital costs," Janzen said. "With our stable anchor tenants and the exploding IP market, Williams differentiates itself from competitors and is best positioned to capitalize on this tremendous momentum. Our level of success in both attracting new customers and meeting growing demand from existing customers is a commanding endorsement of our unique carrier-enabler focus."

EXECUTION OF CARRIER-ENABLER STRATEGY DRIVES CONTINUED GROWTH IN DIVERSE CUSTOMER BASE

"Continued execution of our focused strategy has attracted a broad portfolio of diversified customers - from well-known communications companies such as SBC Communications, KDDI America, Inc. and UUNET, to large media companies such as FOX, to profitable and growing broadband-intensive enterprises," Janzen said. "Williams Communications has generated an estimated $3 billion in new network business so far this year and met increasing demands from established customers to carry more of their voice, data and video traffic on our network."

Williams has more than doubled its network customer base to 177 data and voice customers during the year, with 19 percent growth in the past three months. Contracts announced in the third quarter included MariTEL, Dominion Telecom, Epoch Internet, Axient Communications, Telepak Networks Inc., PowerCom Energy & Communications Access, and Hostcentric.

The stability and durability of this diverse customer base was underscored in July when SBC Communications began offering long-distance service in Texas using the Williams network. By Oct. 18, more than a million customers had subscribed to Southwestern Bell Long Distance service in Texas. The Williams network is also providing long-haul transport services and connectivity for voice, wireless and data products in support of SBC's aggressive national expansion plans.

In early October, two additional state commissions, Kansas and Oklahoma, recommended that SBC be permitted to offer long-distance services to their residents. SBC plans to file long-distance applications with the Federal Communications Commission for each state soon; the commission then has 90 days to act on each application. SBC expects to gain approval to enter the long-distance markets in all of the remaining Southwestern Bell states (Missouri, Oklahoma, Kansas and Arkansas) in the first quarter next year and in California and Nevada by the end of the first half of 2001.

"We are prepared to support SBC's future long-distance plans as it receives regulatory approval in other states in its traditional service region," Janzen said. "As a result of our very close working relationship and strategic alliance, we have been able to scale our network to meet SBC's needs generated by its unparalleled success in acquiring customers."

EXECUTION OF NETWORK BUILD REMAINS FULL YEAR AHEAD OF SCHEDULE

Construction of Williams' domestic inter-city network remains one year ahead of the original schedule, with 33,000 route miles connecting 125 cities due to be complete by year-end 2000. Through September, Williams has 30,500 route miles of installed fiber-optic cable and more than 1.3 million square feet of data center space, bringing the company closer to its goal of 2 million square feet.

Extending its local-to-global reach, Williams Communications began operating capacity on the China-United States undersea cable system and began backhauling data traffic to the U.S. west coast for top Asian service providers, including KDDI America, the largest Internet provider in Japan.

Williams Communications continues to be recognized for the most innovative network architecture in the industry, having received SuperComm's award for all three years it has been presented. In the third quarter, Inter@ctive Week and The Net Economy selected Williams Communications as the best backbone network for pioneering the use of optical networking equipment.

OPERATIONAL EXECUTION ACCELERATES LIT CAPACITY

"With 27,000 route miles lit, Williams Communications is on track to be the nation's most efficient, cost-effective broadband network," said Frank Semple, president of the Williams Network. The company turned up a four-fold increase in the total number of circuits in the first nine months. Optical circuits grew 200 percent. Capacity on the Williams Multi-Service Broadband Network(TM) now totals 12 billion voice grade-equivalent miles. Construction to extend the edges of the Williams network directly to carrier customers is substantially complete in 11 cities, with 34 cities targeted for completion by the end of 2001 and 50 cities by the end of 2002.

Williams Communications continues to test and deploy the latest optical switching technology to lower its network equipment and operating costs. The company completed certification of a third optical vendor: Ciena Corporation's intelligent optical switch will enable Williams to turn up services faster over a simpler, smarter network. A field trial of equipment developed by Corvis Corporation continued during the quarter with the longest all-optical terrestrial communications transmission in history. The test should be complete early in the fourth quarter. With existing agreements from Nortel Networks and Sycamore, these additional optical equipment sources typify Williams' multi-vendor strategy.

"Through our unique Technology Farm System, Williams continues to test and deploy leading-edge optical technologies that split the spectrum of light to increase capacity and improve quality of service," said Matthew Bross, chief technology officer. "By combining these emerging technologies with our industry-leading ability to expand and provision customer demand for recurring capacity, Williams is executing on its stated strategy to drive network utilization and accelerate the decline in unit costs."

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER

Consolidated revenue for the third quarter of $533.8 million was $18.7 million greater than the second quarter of 2000 and $35.5 million more than the prior year. All of the increase can be attributed to record recurring network services revenue. Partially offsetting increased revenues were lower one-time dark fiber sales due to timing and lower Solutions sales consistent with trends in that industry.

Consolidated EBITDA was a loss of $16.9 million and included $50.7 million of cash gains from the sales of investments. The company reported a net loss available to common stockholders for the third quarter of $150.5 million, or 32 cents per share. This compares with a net loss of $3.9 million in the second quarter, which included a $132.6 million after-tax gain associated with XO Communications, Inc.'s purchase of Concentric Network Corporation.

Revenues of $178.2 million from the Network unit increased $32.6 million versus the second quarter. The increase is due to recurring network services revenue, which rose $41.2 million, or 32 percent versus the prior quarter, consisting mostly of U.S. data and voice services. Partially offsetting the increase was a $9.0 million reduction in dark fiber sales resulting from the timing of project closings moving into the fourth quarter. PowerTel revenue remained essentially unchanged at $4.5 million.

Network EBITDA for the third quarter was a loss of $1.3 million compared with a loss of $10.6 million in the second quarter. The improvement resulted from the positive EBITDA contribution associated with the increased revenues, partially offset by the increased costs of completing and operating the expanded network. Higher cash gains from the sale of technology company investments during the quarter were partially offset by the lower dark fiber sales.

The Broadband Media segment reported third-quarter revenue and EBITDA results of $40.0 million and a loss of $2.5 million, respectively. This was slightly below second quarter results reflecting the seasonality of this business.

Revenue for the Solutions unit was $329.1 million compared with second-quarter revenue of $339.3 million, reflecting lower sales activity consistent with voice equipment industry trends. Solutions' EBITDA for the quarter was a loss of $11.9 million compared with a loss of $22.3 million in the second quarter, primarily due to the absence of bad debt reserve adjustments and lower SG&A expenses.

Capital expenditures for the quarter were $1.1 billion, largely related to the network build-out. Included in this total was the acquisition of SBC's interest in the long-distance assets of Ameritech Communications, Inc. and $51.4 million of capitalized interest.

During the third quarter, Williams Communications successfully completed the sales of $1 billion of senior redeemable notes and $250 million of redeemable cumulative convertible preferred stock in private placements. Proceeds from the sales of these securities will be used to continue the enhancement and expansion of the network, for working capital and for general corporate purposes.

NETWORK GUIDANCE

Williams Communications continues to target 20 percent sequential growth in recurring network revenue, which excludes one-time dark fiber sales and revenue from PowerTel for the fourth quarter. When this expected growth is combined with strong third quarter capacity sales and full-year dark fiber revenue of approximately $70 million, full-year network revenue is estimated at $700 million, or about 10 percent greater than current analyst consensus. The company remains confident in its ability to meet current 2001 analyst estimates for total network revenue that range between $1.3 billion and $1.4 billion. This reflects a 100 percent year-over-year growth in recurring revenue, 100 percent growth in PowerTel revenue and approximately $100 million in dark fiber-related revenue. Consistent with these revenue expectations, the company is targeting the network being EBITDA-positive on an operational basis by the end of 2001.

WEBCAST AND CONFERENCE CALL REPLAY SCHEDULED

A live webcast and replay of today's analyst conference call at 10 a.m. EDT is available at http://www.williamscommunications.com. A telephone replay will be available one hour after the conclusion of the call through Tuesday, Oct. 31. The replay call-in number is (800) 625-5288 or (303) 804-1855 for international calls. The passcode is 815393.